Issuer Free Writing Prospectus, dated September 24, 2013

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Registration Nos. 333-189821 and 333-191337

SOTHERLY HOTELS LP

8.00% SENIOR NOTES DUE 2018

FINAL TERM SHEET

Dated: September 24, 2013

Issuer:	Sotherly Hotels LP

Aggregate Principal Amount:	$24,000,000

Proceeds to Issuer (before expenses):	$23,040,000

Trade Date:	September 25, 2013

Settlement Date (T+3):	September 30, 2013

Maturity:	September 30, 2018

Interest Payment Dates:	December 30, March 30, June 30 and September 30 of each year, commencing on December 30, 2013

Coupon (Interest Rate):	8.00%

Issue Price to Investors:	$25 per note

Underwriters’ Discount:	$1.00 per note

Optional Redemption Provision:	After September 30, 2016, in whole or in part for cash at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to, but not including, the date of redemption.

Change of Control:	The occurrence of a Change of Control Repurchase Event (as defined in the Indenture governing the notes) will require Sotherly Hotels LP to offer to repurchase the notes for cash at a price equal to 102% of the principal amount together with accrued and unpaid interest, if any, to the date of repurchase.

Denominations:	$25 denominations and $25 integral multiples thereof

Exchange:	We have applied to list the notes on the NASDAQ Global Market, or NASDAQ. We expect trading in the notes on NASDAQ to begin within 30 days of September 30, 2013, the original issue date under the trading symbol “SOHOL.”

CUSIP/ISIN:	83600E 208 / US83600E2081

Sole Book Running Manager:	Sandler O’Neill & Partners, L.P.

Co-Managers:	Boenning & Scattergood, Inc. J.J.B. Hilliard, W.L. Lyons, LLC Incapital LLC Ladenburg Thalmann & Co. Inc.

The Issuer has filed a registration statement (including a preliminary prospectus) on Form S-11 (File No. 333-189821) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Sandler O’Neill & Partners, L.P. toll-free at (866) 805-4128.